Exhibit 99.1

9503 East 33rd Street Indianapolis, IN 46235-4207 (800) CELADON (317) 972-7000
For more information: Joe Weigel Director of Marketing & Communications (800) CELADON Ext. 7006 (317) 972-7006 Direct jweigel@celadontrucking.com	April 28, 2015

CELADON GROUP REPORTS MARCH QUARTER RESULTS
AND DECLARES DIVIDEND

INDIANAPOLIS – Celadon Group Inc. (NYSE : CGI) today reported its financial and operating results for the three months and nine months ended March 31, 2015, the third fiscal quarter of the Company’s fiscal year ending June 30, 2015.

Revenue for the quarter increased $38.5 million, or 19.9%, to $231.7 million in the March 2015 quarter from $193.2 million in the March 2014 quarter.  Freight revenue, which excludes fuel surcharges, increased $46.1 million, or 29.6%, to $201.7 million in the March 2015 quarter from $155.6 million in the March 2014 quarter.  Net income increased $5.1 million, or 146.7%, to $8.6 million in the 2015 quarter from $3.5 million for the same quarter last year.  Earnings per diluted share increased $0.21, or 140.0%, to $0.36 in the March 2015 period from $0.15 for the same quarter last year.

For the nine months ended March 31, 2015, revenue increased $85.6 million, or 15.2%, to $647.5 million in 2015 from $561.9 million for the same period last year.  Freight revenue, which excludes fuel surcharges, increased $91.8 million, or 20.2% to $546.6 million in 2015 from $454.8 million for the same period last year.  Net income increased $10.0 million, or 65.8%, to $25.2 million in 2015 from $15.2 million for the same period last year.  Earnings per diluted share increased $0.41, or 64.1%, to $1.05 in 2015 from $0.64 for the same period last year.

Paul Will, President and Chief Executive Officer, made the following comments: “Freight demand improved during the quarter and was not as negatively impacted from severe weather conditions in the March 2015 quarter as what was experienced in the same period last year.  Operations, maintenance and fuel expenses all decreased as a percentage of revenue in the March 2015 quarter as compared with the March 2014 quarter, which was a result of a newer fleet with more fuel efficient equipment.

“The average age of the Company’s tractor fleet was 1.6 years as of March 2015, which is a reduction from 2.2 years in March 2014.  We have on order 500 trucks to complete the tractor equipment refresh, which is expected to result in continued improved fuel economy and lower overall maintenance costs.  Gains on sales of assets were $5.6 million in the March 2015 quarter compared with $2.3 million in the March 2014 quarter.  Included in the gains on sales of assets is equipment sold independent of the disposition of equipment operated in the existing Celadon fleet by Celadon’s wholly owned Quality Equipment Sales and Leasing entity.

“Our operating statistics continued to improve during the March 2015 quarter, which we believe is continuing to position the Company for future growth.  We increased our average seated tractor count by 731, or 21.2%, to 4,171 in the March 2015 quarter compared to 3,440 in the March 2014 quarter, a significant operating metric improvement that resulted in increased revenue for the quarter.  This increase was a result of increasing the number of Celadon driving school locations, our successful acquisition strategy, and the expansion of our independent contractor fleet.  Our Asset Light Revenue increased $10.5 million, or 72.9%, to $24.9 million in March 2015 from $14.4 million in the same period last year.

“Our primary focus over the past couple of years has been to expand our service offerings to our customers and grow our capacity of seated tractors, which has resulted in freight revenue growth for the March 2015 quarter of approximately 30% over the March 2014 quarter.  This growth strategy should position Celadon to better serve our customers, especially in the near future as we believe truck capacity will continue to tighten for the truckload industry.

“Our average revenue per tractor per week increased $282, or 10.2%, to $3,034 in the March 2015 quarter, from $2,752 in the March 2014 quarter.  This was attributable to the increased revenue per loaded mile, which is a combination of rate increases and higher rate levels from acquired businesses.  Our average revenue per loaded mile increased to $1.80 per mile in the March 2015 quarter from $1.60 in the March 2014 quarter.

“Our balance sheet remains solid and we retain significant liquidity to support the growth of our business.  At March 31, 2015 we had $273.0 million of stockholders’ equity.  Our cash flow generated from operations will allow us to effectively continue to execute on our growth strategy.”

On April 28, 2015, the Board of Directors approved a regular cash dividend to shareholders for the quarter ending June 30, 2015.  The quarterly cash dividend of two cents ($0.02) per share of common stock will be payable on July 24, 2015 to shareholders of record at the close of business on July 10, 2015.

Conference Call Information

An investor conference call is scheduled for Wednesday, April 29 at 11:00 a.m. ET.  Management will discuss the results of the quarter.  To pre-register for the call please follow the links on our website at http://investors.celadontrucking.com.  For those without internet access or unable to pre-register, please dial in by calling 1-866-652-5200 (or 412-317-6060) a few minutes prior to the start time.  A replay will be available through May 28 at http://investors.celadontrucking.com.

Celadon Group Inc. (www.celadongroup.com), through its subsidiaries, primarily provides long-haul, full-truckload freight service across the United States, Canada and Mexico.  The company also owns Celadon Logistics Services, which provides freight brokerage; Celadon Dedicated Services, which provides supply chain management solutions, such as warehousing and dedicated fleet services.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," and similar terms and phrases.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  Actual results may differ from those set forth in the forward-looking statements.  The following factors, among others, could cause actual results to differ materially from those in forward-looking statements: the risk that our perception of additional capacity due to seating trucks and perceived benefits thereof are inaccurate; the risk that our perception of changes in our customer base and perceived benefits thereto are inaccurate; the risk that managing our tractor fleet age does not result in greater flexibility and lower operating expenses; excess tractor and trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; strikes, work slow downs, or work stoppages at our facilities, or at customer, port, border crossing, or other shipping related facilities; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; increases in insurance premiums and deductible amounts; elevated experience in the frequency or severity of claims relating to accident, cargo, workers' compensation, health, and other matters; fluctuations in claims expenses that result from high self-insured retention amounts and differences between estimates used in establishing and adjusting claims reserves and actual results over time; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection, the volume and terms of diesel purchase commitment, interest rates, fuel taxes, tolls, and license and registration fees; fluctuations in foreign currency exchange rates; increases in the prices paid for new revenue equipment and changes in the resale value of our used equipment; increases in interest rates or decreased availability of capital or other sources of financing for revenue equipment; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs or decrease efficiency, including revised hours-of-service requirements for drivers and new emissions control regulations; our ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; the timing of, and any rules relating to, the opening of the border to Mexican drivers; challenges associated with doing business internationally; our ability to retain key employees; and the effects of actual or threatened military action or terrorist attacks or responses, including security measures that may impede shipping efficiency, especially at border crossings.

Readers should review and consider these factors along with the various disclosures by the company in its press releases, stockholder reports, and filings with the Securities Exchange Commission.  We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

- tables follow -

CELADON GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands except per share amounts)
(Unaudited)

	For the three months ended March 31,		For the nine months ended March 31,
	2015	2014	2015	2014

REVENUE:
Freight revenue	$201,727	$155,552	$546,636	$454,750
Fuel surcharge revenue	29,975	37,676	100,852	107,176
Total revenue	231,702	193,228	647,488	561,926

OPERATING EXPENSES:
Salaries, wages, and employee benefits	68,257	52,948	189,048	153,506
Fuel	33,713	46,782	112,897	127,304
Purchased transportation	64,408	43,263	166,273	130,606
Revenue equipment rentals	1,620	1,760	6,859	4,989
Operations and maintenance	15,539	14,449	39,768	37,375
Insurance and claims	7,729	5,617	20,626	14,352
Depreciation and amortization	20,457	15,916	53,747	48,707
Communications and utilities	2,183	1,837	6,110	4,676
Operating taxes and licenses	4,369	3,414	11,382	9,539
General and other operating	3,682	2,808	10,564	7,906
Gain on disposition of equipment	(5,583)	(2,348)	(14,151)	(4,290)
Total operating expenses	216,374	186,446	603,123	534,670

Operating income	15,328	6,782	44,365	27,256

Interest expense	2,130	1,357	5,308	3,844
Interest income	---	(4)	(7)	(8)
Other income, net	(64)	(300)	(175)	(701)
Income before income taxes	13,262	5,729	39,239	24,121
Income tax expense	4,670	2,247	14,057	8,947
Net income	$8,592	$3,482	$25,182	$15,174

Income per common share:
Diluted	$0.36	$0.15	$1.05	$0.64
Basic	$0.37	$0.15	$1.08	$0.66

Diluted weighted average shares outstanding	24,150	23,803	24,025	23,715
Basic weighted average shares outstanding	23,538	23,006	23,368	22,977

CELADON GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
March 31, 2015 and June 30, 2014
(Dollars and shares in thousands except par value)

	(unaudited)
	March 31,	June 30,
ASSETS	2015	2014

Current assets:
Cash and cash equivalents	$17,688	$15,508
Trade receivables, net of allowance for doubtful accounts of $966 and $942 at March 31, 2015 and June 30, 2014, respectively	125,307	105,968
Prepaid expenses and other current assets	35,855	26,288
Tires in service	1,643	2,227
Equipment for resale	41,270	3,148
Income tax receivable	---	6,395
Deferred income taxes	6,452	7,651
Total current assets	228,215	167,185
Property and equipment	801,582	643,888
Less accumulated depreciation and amortization	137,372	151,059
Net property and equipment	664,210	492,829
Tires in service	1,953	2,720
Goodwill	62,487	22,810
Other assets	4,744	5,271
Total assets	$961,609	$690,815

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$14,210	$11,017
Accrued salaries and benefits	14,371	13,902
Accrued insurance and claims	11,767	11,568
Accrued fuel expense	7,524	11,306
Accrued purchase transportation	16,394	10,213
Accrued equipment purchases	21,139	---
Other accrued expenses	45,531	25,490
Current maturities long term debt	2,650	1,440
Current maturities of capital lease obligations	56,936	67,439
Income taxes payable	469	---
Total current liabilities	190,991	152,375
Capital lease obligations, net of current maturities	261,639	119,665
Long term debt, net of current maturities	154,191	75,436
Other long term liabilities	438	8,061
Deferred income taxes	81,305	76,275
Stockholders' equity:
Common stock, $0.033 par value, authorized 40,000 shares; issued and outstanding 24,761 and 24,060 shares at March 31, 2015 and June 30, 2014, respectively	817	794
Treasury stock at cost; 500 and 500 shares at March 31, 2015 and June 30, 2014, respectively	(3,453)	(3,453)
Additional paid-in capital	115,166	107,579
Retained earnings	183,853	160,068
Accumulated other comprehensive loss	(23,338)	(5,985)
Total stockholders' equity	273,045	259,003
Total liabilities and stockholders' equity	$961,609	$690,815

Key Operating Statistics

	For the three months ended March 31,		For the nine months ended March 31,
	2015	2014	2015	2014

Average revenue per loaded mile (*)	$1.798	$1.597	$1.747	$1.608
Average revenue per total mile (*)	$1.615	$1.402	$1.556	$1.411
Average revenue per tractor per week (*)	$3,034	$2,752	$3,055	$2,843
Average miles per seated tractor per week(**)	1,878	1,963	1,963	2,014
Average seated line-haul tractors (**)	4,171	3,440	3,682	3,294
*Freight revenue excluding fuel surcharge.
**Total seated fleet, including equipment operated by independent contractors and our Mexican subsidiary, Jaguar.

Adjusted Trucking Revenue (^)	$194,474	$160,634	$539,519	$472,405
Asset Light Revenue	24,913	14,410	63,235	41,669
Intermodal Revenue	7,842	10,475	25,689	27,733
Other Revenue	4,473	7,708	19,045	20,119
Total Revenue	$231,702	$193,228	$647,488	$561,926
^Trucking Revenue for US, Canada, Mexico. Includes Fuel Surcharge.

(Back to Form 8-K)